Exhibit 10.1

Execution Version

Published CUSIP No. 759705AA2

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of April 9, 2009

among

RENAISSANCERE HOLDINGS LTD.

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

BANK OF AMERICA, N.A.,

as LC Issuer,

CITIBANK, N.A.,

as Syndication Agent,

BARCLAYS BANK PLC

THE BANK OF NEW YORK MELLON

and

WACHOVIA BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

BANK OF AMERICA, N.A.,

as Administrative Agent for the Lenders

and

BANC OF AMERICA SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Book Managers

i

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

SCHEDULE 1.2	Pricing Grid

SCHEDULE 2.1	Commitments

SCHEDULE 5.2	SAP Exceptions

SCHEDULE 5.3	Adverse Changes

SCHEDULE 5.4	Litigation and Contingent Liabilities

SCHEDULE 5.12	Subsidiaries

SCHEDULE 5.14	Taxes

SCHEDULE 7.7	Liens

SCHEDULE 11.2	Addresses

EXHIBIT A Loan Notice

EXHIBIT B Form of Compliance Certificate

EXHIBIT C Form of Assignment and Assumption

EXHIBIT D Form of Administrative Questionnaire

EXHIBIT E Form of Note

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 9, 2009, is entered into by and among RenaissanceRe Holdings Ltd., a Bermuda company (the “Borrower”), various financial institutions which are parties hereto (the “Lenders”) and Bank of America, N.A., as letter of credit issuers and Bank of America, N.A., as administrative agent for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, Deutsche Bank AG New York Branch as letter of credit issuer (the “Original LC Issuer”), and various financial institutions party thereto (the “Original Lenders”) entered into that certain Second Amended and Restated Credit Agreement dated as of August 6, 2004 (as amended or modified and in effect immediately prior to the Amendment Effective Date, the “Existing Credit Agreement”) whereby the Original Lenders agreed to make loans to the Borrower and the Original LC Issuer agreed to issue (and the Original Lenders agreed to participate in) certain letters of credit;

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement to establish, among other things, the terms and conditions under which the Lenders will make loans to the Borrower for general corporate purposes and certain financial institutions will issue (and the Lenders will participate in) letters of credit;

WHEREAS, it is the intention of the Borrower, the Lenders and the Administrative Agent that this Agreement and the Loan Documents executed in connection herewith shall not effect the novation of the obligations of the Borrower under the Existing Credit Agreement but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereinafter;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

Administrative Agent means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means, with respect to any currency, the Administrative Agent’s address and, as appropriate, its account as set forth on Schedule 11.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

Affiliate means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Fee Letter means the letter agreement, dated February 18, 2009, among the Borrower, the Administrative Agent and Banc of America Securities LLC.

Aggregate Commitments means the Commitments of all the Lenders.

Agreement means this Third Amended and Restated Credit Agreement.

Alternative Currency means each of Euro, Sterling and Australian Dollars.

Alternative Currency Equivalent means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable LC Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Amendment Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 9.1 shall be met.

Annual Statement means the annual financial statement of an Insurance Subsidiary as required to be filed with the applicable Governmental Authority of such Insurance Subsidiary’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Applicable LC Fee Rate means the rate set forth opposite “LC Fee Rate” on the Pricing Grid for the applicable Pricing Level.

Applicable Margin means (a) in the case of Eurodollar Rate Loans, the rate set forth opposite “Eurodollar Rate” on the Pricing Grid for the applicable Pricing Level and (b) in the case of Base Rate Loans, 0%.

Applicable Non-Use Fee Rate means the rate set forth opposite the “Non-Use Fee Rate” on the Pricing Grid for the applicable Pricing Level.

Applicable Percentage means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of a LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.2 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Applicable Time means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable LC Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Applicable Utilization Fee Rate means the rate set forth opposite “Utilization Fee Rate” on the Pricing Grid for the applicable Pricing Level and applicable utilization amount.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers means each of Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as joint lead arrangers and joint book managers.

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

Australian Dollars means the lawful currency of Australia.

Bank of America means Bank of America, N.A., a national banking association.

Base Rate means for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus  1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, as its “prime rate” and (c) the Eurodollar Rate for a one-month Interest Period commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Borrower has the meaning specified in the Preamble.

Borrower Materials has the meaning specified in Section 6.1.

Borrower Net Worth means, as of any date of determination, the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated in accordance with GAAP.

Borrower Swap means any Swap Contract entered into between the Borrower and Renaissance Re for the purpose of providing capital to Renaissance Re with respect to catastrophic risks.

Borrowing means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or (except in determining applicable rates hereunder) Hamilton, Bermuda, New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are carried on in the London interbank market. Each Lender located in Bermuda shall provide the Administrative Agent with a list of Bermuda banking holidays thirty (30) days prior to each January 1.

Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet of such Person in accordance with GAAP, together with any other lease which is in substance a financing lease, including any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

Cash Collateralize has the meaning specified in Section 3.6(d).

Catastrophe Bond means (a) any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary controlled, directly or indirectly, by the Borrower for the sole purpose of investing in Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by the Borrower or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower’s then outstanding securities; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Borrower was approved by a vote of the directors of the Borrower then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office.

Change in Law means the occurrence, after the Amendment Effective Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Code means the Internal Revenue Code of 1986.

Commitment means, as to any Lender, the commitment of such Lender to make Loans to the Borrower and to participate in or, in the case of a LC Issuer, to issue, Letters of Credit for the account of the Borrower and its Subsidiaries pursuant to Section 2.1 in an amount not to exceed the amount set forth on Schedule 2.1 (as such amount may be adjusted under Section 2.4, Section 2.11 or as a result of one or more assignments under Section 11.6).

Commitment Termination Date means the earliest to occur of (a) March 31, 2010 or (b) the date on which any Commitment Termination Event occurs.

Commitment Termination Event means (a) the occurrence of a Default or Event of Default described in Section 8.1(e) or (b) the occurrence and continuance of any other Event of Default and either (i) the Obligations are declared to be due and payable pursuant to Section 8.2, or (ii) in the absence of such declaration, the Administrative Agent, acting at the direction of the Required Lenders, gives notice to the Borrower that the Aggregate Commitments have been terminated.

Compliance Certificate means a certificate substantially in the form of Exhibit B but with such changes as the Administrative Agent may from time to time reasonably request for purposes of monitoring the Borrower’s compliance herewith.

Consolidated Debt means the consolidated Debt of the Borrower and its Subsidiaries, including the principal amount of the Loans and the LC Obligations.

Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

Credit Extension means any Borrowing or any LC Credit Extension.

Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligation issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) the Swap Termination Value in respect of Swap Contracts of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such Debt shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; (j) any capital stock or other equity interests issued by such Person that has a mandatory redemption date that may or will occur on or prior to the Commitment Termination Date; and (k) all Guarantees of such Person in respect of any of the foregoing (including in respect of the Joint Venture LC) provided that, notwithstanding anything to the contrary contained herein, Debt shall not include, (w) issued, but undrawn, letters of credit which have been issued to reinsurance cedents in the ordinary course of business, (x) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clauses (w) or (x) above), (y) any obligations of such Person under any Reinsurance Agreement, Primary Policy, Industry Loss Warranty or Borrower Swap, or (z) any Net Worth Maintenance Agreement.

Debt to Capital Ratio means the ratio of (a) Consolidated Debt to (b) the sum of Borrower Net Worth plus Consolidated Debt.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

Default Rate means when used with respect to (a) a Base Rate Loan, an interest rate equal to the Base Rate plus any Applicable Margin plus 2% per annum, (b) a Eurodollar Rate Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Eurodollar Loan plus 2% per annum, (c) Letter of Credit Fees, a rate equal to the Applicable LC Fee Rate plus 2% per annum and (d) any Obligation not covered in clauses (a), (b) or (c) above, an interest rate equal to the Base Rate plus any Applicable Margin plus 2% per annum.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency.

Department has the meaning specified in Section 5.2.

Dollar(s) and the sign “$” means lawful money of the United States of America.

Dollar Equivalent means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable LC Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Eligible Assignee means any Person that meets the requirements to be an assignee under Section 11.6(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).

EMU means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in

Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

Euro and EUR mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurodollar Rate means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest based on the Eurodollar Rate.

Event of Default means any of the events described in Section 8.1.

Excluded Taxes means, with respect to the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a), (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 4.1(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 4.1(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.1(a)(ii) or (iii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of the Borrower to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 4.1(e)(i).

Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary and, solely for purposes of notices given pursuant to Article II or Article III, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by an Executive Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Executive Officer shall be conclusively presumed to have acted on behalf of the Borrower.

Existing Credit Agreement has the meaning specified in the recitals.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Financial Strength Rating means (a) the financial strength rating given to Renaissance Re by A.M. Best Company or (b) in the event that A.M. Best Company ceases to exist or to issue financial strength ratings generally, the equivalent financial strength rating given to Renaissance Re by S&P.

Fiscal Quarter means any quarter of a Fiscal Year.

Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

Foreign Lender means, with respect to the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of a LC Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Plan has the meaning specified in Section 5.5(c).

FRB means the Board of Governors of the Federal Reserve System of the United States.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantee means, as to any Person, (without duplication) any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien); provided, however, that obligations of the Borrower or any of its Subsidiaries under Primary Policies, Reinsurance Agreements, Industry Loss Warranties or any Borrower Swap which are entered into in the ordinary course of business (including security posted to secure obligations thereunder) shall not be deemed to be a Guarantee for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

Impacted Lender means (a) a Defaulting Lender or (b) a Lender as to which a LC Issuer has a good faith belief that (i) such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that Controls such Lender has been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law.

Indemnified Taxes means Taxes other than Excluded Taxes.

Indemnitees has the meaning specified in Section 11.4(b).

Industry Loss Warranty means an agreement, whether in the form of a reinsurance agreement or a Swap Contract or other similar agreement entered into by any Insurance Subsidiary in accordance with its customary insurance or reinsurance underwriting procedures, which creates a payment obligation arising from an industry-wide loss relating to a catastrophe, weather or other similar risk.

Information has the meaning specified in Section 11.7.

Insurance Code means, with respect to any Insurance Subsidiary, the Insurance Code or Law of such Insurance Subsidiary’s domicile and any successor statute of similar import, together with the regulations thereunder or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

Insurance-Linked Securities Fund means a pooled investment vehicle formed or organized by a Non-Insurance Subsidiary (i) which is not licensed by a Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements or Industry Loss Warranties, (ii) which is managed by a Non-Insurance Subsidiary, (iii) which invests in any or all of the following: bonds and other securities, repurchase agreements, Swap Contracts and other arrangements related to insurance, reinsurance and weather, energy and related commodity derivatives transactions including Industry Loss Warranties or collateralized reinsurance contracts and (iv) the ownership or profit interests in which may be held by institutional investors and/or one or more Non-Insurance Subsidiaries.

Insurance Policies means policies purchased from insurance companies by the Borrower or any of its Subsidiaries, for its own account to insure against its own liability and property loss (including casualty, liability and workers’ compensation insurance), other than Retrocession Agreements.

Insurance Subsidiary means any Subsidiary of the Borrower which is licensed by any Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements.

Interest Payment Date means, as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and the Commitment Termination Date.

Interest Period means as to any Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Loan or on the date on which the Loan is converted into or continued as a Eurodollar Rate Loan, and ending on the date one, two or three months thereafter as selected by the Borrower in its Loan Notice;

provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the scheduled Commitment Termination Date.

Invested Assets means cash, cash equivalents, short term investments, investments held for sale, any other assets which are treated as investments under GAAP and shares of RIHL.

IRS means the United States Internal Revenue Service.

ISP means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by the applicable LC Issuer and the Borrower in respect of such Letter of Credit.

Joint Venture means Top Layer Reinsurance Ltd.

Joint Venture LC means the $37,500,000 Letter of Credit Facility dated June 13, 2008 between Renaissance Re and Deutsche Bank AG New York Branch in connection with the investment in the Joint Venture.

Laws means, in respect of any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable to such Person and whether or not having the force of law.

LC Advance means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage. All LC Advances shall be denominated in Dollars.

LC Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All LC Borrowings shall be denominated in Dollars.

LC Collateral Account has the meaning specified in Section 3.6.

LC Credit Extension means the issuance of a Letter of Credit, the issuance of an amendment to any Letter of Credit which increases the stated amount thereof or the extension of any expiry date of any Letter of Credit.

LC Expiration Date means March 31, 2011.

LC Issuer means Bank of America and any other Person that may become the issuer of Letters of Credit hereunder pursuant to Section 3.11 or 11.6(g).

LC Obligations means, at any time, the sum, without duplication, of (a) the Dollar Equivalent of the aggregate undrawn stated amount of all outstanding Letters of Credit plus (b) the aggregate unpaid amount of all Unreimbursed Amounts, including LC Borrowings, after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lenders has the meaning specified in the Preamble.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit means any standby letter of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

Letter of Credit Application means a Letter of Credit Application in the form then used by the applicable LC Issuer for standby letters of credit (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

Letter of Credit Fee has the meaning assigned in Section 2.6(d).

Letter of Credit Sublimit means $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Lloyd’s means Lloyd’s of London or members of its syndicate.

Loan means a revolving loan by a Lender to the Borrower under Article II, and may be a Base Rate Loan or a Eurodollar Rate Loan (each, a “Type” of Loan).

Loan Documents means this Agreement, the Agent Fee Letter, each Letter of Credit Application and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries in connection with any of the foregoing.

Loan Notice means a notice of a (a) Borrowing, (b) conversion of Loans from one Type to the other, or (c) continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

Margin Stock means “margin stock” as such term is defined in Regulation U or X of the FRB.

Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

(a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents; or

(c) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document that by its terms purports to bind the Borrower.

Material Insurance Subsidiary means an Insurance Subsidiary which is also a Material Subsidiary.

Material Subsidiary means (a) Renaissance Re and (b) each other Subsidiary of the Borrower that either (i) as of the end of the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of the Borrower and all its Subsidiaries as of the last day of such period or

(ii) for the most recently completed Fiscal Year of the Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of the Borrower and all of its Subsidiaries for such period.

Minimum Borrower Net Worth has the meaning specified in Section 7.2(a).

Minimum Renaissance Re Net Worth has the meaning specified in Section 7.2(b).

Moody’s means Moody’s Investors Service, Inc.

Monthly Reporting Certificate means a certificate, substantially in the form of the Compliance Certificate provided that the financial information included therein and on which the financial covenants are calculated shall be based on the most recent month-end interim financial statements.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Worth Increase Certificate has the meaning specified in Section 6.1(f)(v).

Net Worth Maintenance Agreement means net worth maintenance agreements entered into by the Borrower or any of its Subsidiaries with respect to a wholly-owned Insurance Subsidiary which are required either by the Governmental Authority regulating such Insurance Subsidiary or a rating agency providing a rating for such Insurance Subsidiary provided such agreements are in favor of either such Insurance Subsidiary or the Governmental Authority regulating such Insurance Subsidiary or beneficiaries of the policies issued by such Insurance Subsidiary.

Non-Insurance Subsidiary means any Subsidiary of the Borrower (i) that is not an Insurance Subsidiary, (ii) does not own directly or indirectly any outstanding shares or other equity interests of any Insurance Subsidiary and (iii) the outstanding shares or other equity interests of which are not owned directly or indirectly by an Insurance Subsidiary.

Non-Insurance Sub LC Sublimit means $75,000,000. The Non-Insurance Sub LC Sublimit is part of, and not in addition to, the Letter of Credit Sublimit and Aggregate Commitments.

Note means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Ordinary Course Litigation has the meaning specified in Section 5.4.

Organization Documents means, (a) with respect to any company or corporation, the certificate or articles of incorporation and the by laws (or equivalent of comparable constitutive documents with respect to any non-U.S. jurisdiction), any certificate of determination or instrument relating to the rights of preferred shareholders of such company or corporation and any shareholder rights agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Original Lenders has the meaning specified in the recitals.

Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Overnight Rate means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable LC Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

Participants has the meaning specified in Section 11.6(d).

Participating Member State means each state so described in any EMU Legislation.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Investment means, at any time:

(a) any evidence of Debt issued or guaranteed by the United States Government;

(b) commercial paper, maturing not more than one year from the date of issue, which is issued by

(i) a corporation (except an Affiliate of the Borrower) rated at least A-1 by S&P, P-1 by Moody’s or D-2 by FitchIBCA, or

(ii) any Lender (or its holding company);

(c) investments in money market funds that invest solely in Permitted Investments described in clauses (a) and (b); and

(d) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the Laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

Platform has the meaning specified in Section 6.1.

Pricing Grid means the Pricing Grid set forth on Schedule 1.2.

Pricing Level means the Pricing Level on the Pricing Grid which is applicable from time to time and in accordance with Section 2.5(d).

Primary Policies means any insurance policies issued by an Insurance Subsidiary.

Public Lender has the meaning specified in Section 6.1.

Register has the meaning specified in Section 11.6(c).

Regulator means (a) with respect to Bermuda, the Bermuda Monetary Authority and (b) with respect to any other jurisdiction, the similar Governmental Authority in the applicable jurisdiction.

Reinsurance Agreements means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

Renaissance Re means Renaissance Reinsurance Ltd., a Bermuda company and wholly-owned Subsidiary of the Borrower.

Renaissance Re Net Worth means the consolidated shareholders’ equity of Renaissance Re and its Subsidiaries calculated in accordance with GAAP.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Borrower Net Worth has the meaning specified in Section 7.2(a).

Required Lenders means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligations of the LC Issuers to make LC Credit Extensions have been terminated pursuant to Section 8.2, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Rating means a Financial Strength Rating of “A-” or higher.

Required Renaissance Re Net Worth has the meaning specified in Section 7.2(b).

Requirements of Law for any Person means the Organization Documents of such Person and any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Restricted Period means (a) the date that the Borrower Net Worth is below the Required Borrower Net Worth but not less than the Minimum Borrower Net Worth and ending on the date the Required Borrower Net Worth is met or (b) the date that the Renaissance Re Net Worth drops below the Required Renaissance Re Net Worth but is equal to or greater than the Minimum Renaissance Re Net Worth and ending on the date that the Renaissance Re Net Worth is equal to or greater than the Required Renaissance Re Net Worth.

Retrocession Agreements means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.

Revaluation Date means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by a LC Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or a LC Issuer shall determine or the Required Lenders shall require.

RIHL means Renaissance Investment Holdings Ltd.

ROIHL means Renaissance Other Investments Holdings Ltd.

ROIHL II means Renaissance Other Investments Holdings II Ltd.

ROIHL III means Renaissance Other Investments Holdings III Ltd.

ROIHL Entities means ROIHL, ROIHL II and ROIHL III.

Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable LC Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

SAP means, as to each Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the Regulator in such Insurance Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

S&P/Moody’s Rating means the unsecured senior, non-credit enhanced, long term debt rating of the Borrower as determined from time to time by S&P and/or Moody’s. In the event of a single split rating, the higher rating will apply and in the event of a double (or more) split rating, one Pricing Level below the higher rating will apply. If at any time no senior unsecured long term debt rating shall be assigned, Pricing Level I shall apply.

SPV Restrictions means restrictions on a Person’s ability to pay dividends, redeem stock, make distributions, sell, transfer, dispose of or grant liens on its assets, incur debt, and other limitations on such Person’s ability to conduct business which are imposed by third parties who have invested in or otherwise provided capital to such Person to ensure that such Person’s assets are used solely to collateralize and make payments under reinsurance or retrocession agreements (or other insurance or reinsurance arrangements containing similar return of capital provisions) issued by such Person and, upon termination of such agreements or arrangements, to return funds to such investors.

Spot Rate for a currency means the rate determined by the Administrative Agent or the applicable LC Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such LC Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such LC Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such LC Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Sterling and £ mean the lawful currency of the United Kingdom.

Statutory Financial Statements has the meaning specified in Section 5.2.

Subsidiary means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower; provided, however, that neither DaVinciRe Holdings Ltd. nor DaVinci Reinsurance Ltd. shall be deemed to be a Subsidiary of the Borrower.

Swap Contract means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates; provided that the term “Swap Contract” shall not include any Retrocession Agreement or Catastrophe Bond or Industry Loss Warranty.

Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Outstandings means as of any date of calculation, the sum of (a) the aggregate outstanding principal amount of all Loans after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date; plus (b) the Dollar Equivalent amount of the aggregate outstanding amount of all LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

Trigger Default means (a) an Event of Default under Section 7.1 [Debt to Capital Ratio], Section 7.2 [Borrower Net Worth/Renaissance Re Net Worth], Section 8.1(a) [Non-Payment of Loan] or Section 8.1(b) [Non-Payment of Interest, Fees, etc.] or (b) a Default or Event of Default under Section 8.1(e) [Bankruptcy, Insolvency, etc.].

Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

United States and U.S. mean the United States of America.

Unreimbursed Amount has the meaning specified in Section 3.2(a).

SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require; provided, however, that for purposes of calculating the financial covenants, the financial statements required under Section 6.1 shall be adjusted so that DaVinciRe Holdings Ltd. and DaVinci Reinsurance Ltd. shall be accounted for under the equity method rather than consolidated as Subsidiaries. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable LC Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of LC Credit Extensions and Total Outstandings denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements required to be delivered hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable LC Issuer, as applicable.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable LC Issuer, as applicable.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to San Francisco time (daylight or standard, as applicable).

SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Revolving Loan Commitment. Upon and subject to the terms and conditions hereof, (a) each of the Lenders severally and for itself agrees to make revolving loans in Dollars to the Borrower (collectively called the “Loans” and individually called a “Loan”) from time to time on any Business Day during the period from the Amendment Effective Date to the Commitment Termination Date, in such Lender’s Applicable Percentage of such aggregate amounts as the Borrower may from time to time request from all Lenders, provided that the aggregate principal amount of all Loans which all Lenders shall be committed to have outstanding at any one time shall not exceed an amount equal to (i) the Aggregate Commitments minus (ii) the LC Obligations; and (b) each LC Issuer agrees to issue Letters of Credit in Dollars or an Alternative Currency from time to time on any Business Day during the period from the Amendment Effective Date to the Commitment Termination Date and, as more fully set forth in Section 3.1, each Lender agrees to purchase a risk participation in such Letter of Credit, provided that (x) the aggregate LC Obligations shall not at any time exceed the lesser of (i) the Letter of Credit Sublimit or (ii) an amount equal to (A) the Aggregate Commitments minus (B) the aggregate amount of all outstanding Loans and (y) Letters of Credit issued for the account of Subsidiaries which are not Insurance Subsidiaries shall not exceed the Non-Insurance Sub LC Sublimit. In no event shall any Lender be required or permitted to make any Credit Extension if, immediately after giving effect to such Credit Extension and the application of the proceeds thereof to the extent applied to the repayment of any outstanding Obligations, the Lender’s Credit Extensions would exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.3 and reborrow under this Section 2.1.

SECTION 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans denominated to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an Executive Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Subject to Section 3.2, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 12:00 p.m., on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 9.2 the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. No Loans may be requested as, converted to or continued as Eurodollar Rate Loans after acceleration or, without the consent of the Required Lenders, during the existence of a Trigger Default.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Base Rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.

SECTION 2.3 Payments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans denominated in Dollars and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 4.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrower shall repay to the Lenders on the Commitment Termination Date the aggregate principal amount of the Loans and shall repay or Cash Collateralize the LC Obligations outstanding on such date.

(c) The Borrower shall, immediately upon any acceleration of the maturity date of the Obligations pursuant to Section 8.2, repay the aggregate principal amount of the Loans and repay or fully Cash Collateralize (in accordance with Section 3.6) the LC Obligations outstanding on such date.

SECTION 2.4 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the

Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.5 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin, if any.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and, to the extent permitted by applicable Law, after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Any change in the Applicable Margin, Applicable Non-Use Fee Rate, Applicable LC Fee Rate or Applicable Utilization Fee Rate resulting from a change in the S&P/Moody’s Rating shall be effective as of the effective date of the change in the S&P/Moody’s Rating. The Borrower agrees promptly upon any change in the S&P/Moody’s Rating to inform the Administrative Agent thereof.

(d) Notwithstanding clause (a) of this Section, after acceleration and, at the election of the Required Lenders while any Trigger Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on all Obligations at the applicable Default Rate, provided, however, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of an acceleration or, unless the Required Lenders otherwise agree, a Trigger Default, such Eurodollar Rate Loan shall automatically be converted to a Base Rate Loan which bears interest at the Default Rate applicable to Base Rate Loans.

(e) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable Law.

SECTION 2.6 Fees.

(a) Agency Fees. The Borrower shall pay fees to the Administrative Agent, for the Administrative Agent’s own account, as required by the Agent Fee Letter.

(b) Non-Use Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a non-use fee equal to the Applicable Non-Use Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The non-use fee shall accrue on such amount from the Amendment Effective Date to the Commitment Termination Date, including at any time during which one or more of the conditions in Article IX is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date, and on the Commitment Termination Date. The non-use fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Non-Use Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Non-Use Rate separately for each period during such quarter that such Applicable Non-Use Rate was in effect.

(c) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee equal to the Applicable Utilization Fee Rate times the Total Outstandings on each day that the Total Outstandings exceed 33% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee, if any, shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Amendment Effective Date and ending on the date on which the Total Outstandings no longer exceed 33% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be calculated quarterly in arrears at all times until the later of (i) the Commitment Termination Date and (ii) the date on which no Obligations are outstanding hereunder. If there is any change in the Applicable Utilization Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Utilization Fee Rate for each period during which such Applicable Utilization Fee Rate was in effect.

(d) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit requested by the Borrower in an amount per annum equal to the product of the Dollar Equivalent of the actual daily aggregate undrawn stated amount of such Letter of Credit (excluding any Unreimbursed Amount thereunder) and the Applicable LC Fee Rate. Such Letter of Credit Fee shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on the Amendment Effective Date through the date there are no LC Obligations outstanding.

(e) Upfront Fees. On the Amendment Effective Date, the Borrower shall pay to the Administrative Agent for the account of each Lender an upfront fee as agreed to by the Borrower and such Lender. Once paid, such upfront fees shall be nonrefundable.

(f) Amendment Effective Date. On the Amendment Effective Date, all accrued non-use fees, utilization fees and letter of credit fees under the Existing Credit Agreement shall be paid to the Administrative Agent for the account of the Original Lenders.

SECTION 2.7 Computation of Fees and Interest. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid or pre-paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.9(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.8 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.9 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 10:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IX are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.4(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.11 Increase of Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments in increments of $10,000,000 but in no event may the Aggregate Commitments after giving effect to all increases pursuant to this Section 2.11 exceed $500,000,000). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and each LC Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (with sufficient copies for each Lender) signed by an Executive Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent where such representations and warranties speak as of a specified date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsection (a) of Section 5.3 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a)(i) and (ii), respectively, of Section 6.1, and (B) no Default or Event of Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.5) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.10 or 11.1 to the contrary.

ARTICLE III.

LETTERS OF CREDIT

SECTION 3.1 Letter of Credit Procedures.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable LC Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Executive Officer of the Borrower. Such Letter of Credit Application must be received by the applicable LC Issuer and the Administrative Agent not later than 9:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable LC Issuer: (A) the name of the account party which, subject to Section 5.8, shall be (i) the Borrower, (ii) an Insurance Subsidiary designated by the Borrower or (iii) subject to the Non-Insurance Sub L/C Sublimit, a Subsidiary which is not an Insurance Subsidiary, (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount and currency thereof; (D) the expiry date thereof (which shall be the earlier of the date which is twelve months from the date of issuance or the LC Expiration Date); (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (H) the purpose and nature of the requested Letter of Credit; (I) in the case of Letters of Credit issued for the account of an Insurance Subsidiary, whether such Letter of Credit is to be transferable in whole or in part; (J) whether such Letter of Credit shall be an be an Auto-Extension Letter of Credit and (K) such other matters as such LC Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable LC Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the applicable LC Issuer may require. Additionally, the Borrower shall furnish to the applicable LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such LC Issuer or the Administrative Agent may reasonably require.

(b) Promptly after receipt of any Letter of Credit Application, the applicable LC Issuer will confirm with the Administrative Agent (by telephone or in writing) that the

Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such LC Issuer will provide the Administrative Agent with a copy thereof. Unless such LC Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IX shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such LC Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable LC Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit. In the event the Borrower requests that a Letter of Credit be issued for the account of one of its Subsidiaries as permitted hereunder, the Borrower shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of the Borrower itself.

(c) Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in Section 2.1. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(d) An LC Issuer shall not issue any Letter of Credit, if:

(i) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the LC Expiration Date, unless all the Lenders have approved such expiry date.

(e) An LC Issuer shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuer from issuing such Letter of Credit, or any Law applicable to such LC Issuer or any request to such LC Issuer or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such LC Issuer shall prohibit, or request that such LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Issuer is not otherwise compensated hereunder) not in effect on the Amendment Effective Date, or shall impose upon such LC

Issuer any unreimbursed loss, cost or expense which was not applicable on the Amendment Effective Date and which such LC Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such LC Issuer applicable to letters of credit generally (it being acknowledged by each LC Issuer that issuance of Letters of Credit for purposes of supporting reinsurance and insurance obligations or to meet insurance regulatory requirements would not violate any policy);

(iii) except as otherwise agreed by the Administrative Agent and such LC Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(iv) such LC Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) a default of any Lender’s obligations to fund under Section 3.2(c) exists or any Lender is at such time an Impacted Lender hereunder, unless each LC Issuer has entered into arrangements satisfactory to such LC Issuer in its sole discretion with the Borrower or such Lender to eliminate such LC Issuer’s risk with respect to such Lender hereunder.

(f) An LC Issuer shall not amend any Letter of Credit if such LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g) An LC Issuer shall be under no obligation to amend any Letter of Credit if (i) such LC Issuer would have no obligation at such time under this Agreement to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Each LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each LC Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such LC Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each LC Issuer.

(i) If the Borrower so requests in any applicable Letter of Credit Application, the LC Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the LC Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Auto-Extension Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-

Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Auto-Extension Letter of Credit is issued. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the LC Expiration Date; provided, however, that the LC Issuer shall not permit any such extension if (A) the LC Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Auto-Extension Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(d), (e) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 9.2 is not then satisfied, and in each such case directing the LC Issuer not to permit such extension.

(j) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

SECTION 3.2 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable LC Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable LC Issuer in such Alternative Currency, unless (i) such LC Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such LC Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such LC Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable LC Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 10:00 a.m. (New York City time) on the date of any payment by a LC Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by a LC Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such LC Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such LC Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 9.2 (other than the delivery of a Loan Notice). Any notice given by a LC Issuer or the Administrative Agent pursuant to this Section 3.2 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. The proceeds of such Base Rate Loan shall be applied to payment of the Unreimbursed Amount.

(b) Each Lender shall upon any notice pursuant to Section 3.2(a) make funds available to the Administrative Agent for the account of the applicable LC Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 3.2(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable LC Issuer in Dollars.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 9.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such LC Issuer pursuant to Section 3.2(b) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 3.2.

(d) Until each Lender funds its Loan or LC Advance pursuant to this Section 3.2 to reimburse the applicable LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such LC Issuer.

(e) Each Lender’s obligation to make Loans or LC Advances to reimburse a LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 3.2, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such LC Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 3.2 is subject to the conditions set forth in Section 9.2 (other than delivery by the Borrower of a Loan Notice). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse a LC Issuer for the amount of any payment made by such LC Issuer under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of a LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2 by the time specified in Section 3.2(b), such LC Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such LC Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such LC Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of a LC Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this subsection (f) shall be conclusive absent manifest error.

SECTION 3.3 Repayment of Participations.

(a) At any time after a LC Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 3.2(c), if the Administrative Agent receives for the account of such LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars.

(b) If any payment received by the Administrative Agent for the account of such LC Issuer pursuant to Section 3.2(a) is required to be returned under any of the circumstances described in Section 11.5 (including pursuant to any settlement entered into by a LC Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such LC Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 3.4 Obligations Absolute. The obligation of the Borrower to reimburse a LC Issuer for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), a LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by a LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by a LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable LC Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such LC Issuer and its correspondents unless such notice is given as aforesaid.

SECTION 3.5 Role of LC Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, each LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of any LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any LC Issuer shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 3.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against a LC Issuer, and a LC Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such LC Issuer’s willful misconduct or gross negligence or such LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, a LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and each LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

SECTION 3.6 Cash Collateral.

(a) Upon the request of the Administrative Agent, (i) if a LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of the LC Expiration Date, any LC Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations.

(b) In addition, if the Administrative Agent notifies the Borrower at any time that the outstanding amount of all LC Obligations at such time exceeds 103% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LC Obligations in an amount equal to the amount by which the outstanding amount of all LC Obligations exceeds the Letter of Credit Sublimit (the “Required Amount”). In addition, if the Administrative Agent notifies the Borrower at any time that the outstanding amount of all LC Obligations in respect of Letters of Credit issued for the account of Subsidiaries that are not Insurance Subsidiaries at such time exceeds 103% of the Non-Insurance Sub LC Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize such LC Obligations in an amount equal to the amount by which the outstanding amount of all such LC Obligations exceeds the Non-Insurance Sub LC Sublimit (the “Required Non-Insurance Amount”).

(c) If at any time and from time to time after the initial deposit of Cash Collateral, the Cash Collateral is less than the Required Amount or the Required Non-Insurance Amount, the Administrative Agent may request that additional Cash Collateral be provided in order in an amount equal to such deficiency.

(d) Sections 2.3, 3.12 and 8.2 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 3.6, Section 2.3, 3.12 and Section 8.2, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuers and the Lenders, as collateral for the LC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the LC Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America (each, an “LC Collateral Account”).

(e) The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in Permitted Investments having a maturity not exceeding 30 days. Funds earned on such Permitted Investments shall be deposited into the LC Collateral Account. Nothing in this Section 3.6 shall require the Borrower to deposit any funds in the LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the LC Collateral Account in each case other than as required by Section 8.4.

SECTION 3.7 Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable LC Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply unless, for regulatory purposes, the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce must apply.

SECTION 3.8 Fronting Fee and Documentary and Processing Charges Payable to LC Issuer. The Borrower shall pay directly to the applicable LC Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Agent Fee Letter, or otherwise agreed to by such LC Issuer computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the LC Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. In addition, the Borrower shall pay directly to the applicable LC Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

SECTION 3.9 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable LC Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.11 Substitute LC Issuer. In the event that a LC Issuer ceases to (i) be rated A- or higher by S&P or (ii) have the authority or capacity to issue Letters of Credit due to any of the reasons set forth in Section 3.1(e),(f) or (g), the Borrower, at its cost and expense, may request such LC Issuer to assign its obligations as LC Issuer hereunder to another financial institution who is rated A- or higher and has the authority and capacity to issue the requested Letters of Credit.

SECTION 3.12 Cash Collateral for LC Issuer. At any time that any Lender is an Impacted Lender, upon the request of a LC Issuer, in its sole and absolute discretion, to the Administrative Agent and the Borrower or such Impacted Lender, the Borrower or such Impacted Lender, as applicable, shall immediately pledge and deposit with or deliver to the Administrative Agent as collateral, for the benefit of such LC Issuer, Cash Collateral, in an aggregate amount not less than such Impacted Lender’s Applicable Percentage of the then LC Obligations, pursuant to documentation in form and substance satisfactory to the Administrative Agent and such LC Issuer, which arrangements and document are hereby consented to by the Lenders. If such Cash Collateral is provided by the Impacted Lender, such Cash Collateral shall be held in a blocked, non-interest bearing account at Bank of America and the Impacted Lender shall execute such documents as the Administrative Agent may request to grant a security interest in such account to the Administrative Agent and such LC Issuer. If the Borrower provides such Cash Collateral, the Borrower hereby grants to the Administrative Agent and such LC Issuer a security interest in all such Cash Collateral and such Cash Collateral shall be held in blocked account (other than the LC Collateral Account) at Bank of America; provided that the Administrative Agent may, in its sole discretion, invest such Cash Collateral in Permitted Investments having a maturity not exceeding 30 days. Funds earned on such Permitted Investments shall be deposited into the blocked account. Notwithstanding any provision herein to the contrary, this Section and any collateral, agreements or other documents delivered in connection with this Section shall not be prohibited by, or otherwise conflict with, any provision of this Agreement, including, Sections 2.9, 2.10 and 7.7.

ARTICLE IV.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 4.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of

Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each LC Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Indemnified Taxes or Other Taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, such Lender or such LC Issuer; provided, however, that in no event shall the Administrative Agent, any Lender or any LC Issuer have any liability to the Borrower for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or a LC Issuer for any reason fails to pay indefeasibly to the

Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or a LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or a LC Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each LC Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such LC Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such LC Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each LC Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such LC Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or a LC Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 4.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the

Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or a LC Issuer, or have any obligation to pay to any Lender or a LC Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such LC Issuer, as the case may be. If the Administrative Agent, any Lender or a LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such LC Issuer in the event the Administrative Agent, such Lender or such LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or a LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 4.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 4.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 4.4 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 4.4(e)) or any LC Issuer;

(ii) subject any Lender or any LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such LC Issuer); or

(iii) impose on any Lender or any LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such LC Issuer, the Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any LC Issuer determines that any Change in Law affecting such Lender or such LC Issuer or any Lending Office of such Lender or such Lender’s or such LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or a LC Issuer setting forth in reasonable detail the basis for such claim and a calculation of the amount or amounts necessary to compensate such Lender or such LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation, provided that the Borrower shall be required to compensate a Lender or a LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or such LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 4.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 4.6 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.4, or the Borrower is required to pay any additional amount to any Lender, a LC Issuer, or any Governmental Authority for the account of any Lender or a LC Issuer pursuant to Section 4.1, or if any Lender gives a notice pursuant to Section 4.2, then such Lender or such LC Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Lender or such LC Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such LC Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any LC Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, the Borrower may replace such Lender in accordance with Section 11.13.

SECTION 4.7 Survival. All of the Borrower’ obligations under this Article IV shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Lender that:

SECTION 5.1 Due Organization, Authorization, etc. Each of the Borrower and each Material Subsidiary (a) is duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of formation, (b) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, (c) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including shareholder approval, if required). Each of the Borrower and its Material Subsidiaries has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirements of Law or Contractual Obligation binding upon the Borrower or such Material Subsidiaries. This Agreement and each of the Loan Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights against the Borrower generally or by general equitable principles; provided that the Borrower assumes for purposes of this Section 5.1 that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Borrower.

SECTION 5.2 Statutory Financial Statements. The Annual Statement of each Material Insurance Subsidiary (including the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) as filed with the appropriate Governmental Authority of its jurisdiction of domicile (the “Department”) delivered to each Lender prior to the execution and delivery of this Agreement, as of and for the 2007 Fiscal Year (the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis (except as noted therein). Each such Statutory Financial Statement was in compliance with all applicable Requirements of Law when filed. The Statutory Financial Statements fairly present the financial position, the results of operations and changes in equity of each Material Insurance Subsidiary as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis, except as set forth in the notes thereto or on Schedule 5.2. Except for liabilities and obligations, including reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, the Material Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements, any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of each Material Insurance Subsidiary fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of such Material Insurance Subsidiary and all of such books of account are in the possession of each Material Insurance Subsidiary and are true, correct and complete in all material respects.

SECTION 5.3 GAAP Financial Statements.

(a) The audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ending December 31, 2008 which have been delivered to the Lenders (i) are true and correct in all material respects, and (ii) present fairly in accordance with GAAP (except as disclosed therein) the financial position and results of operations of the Borrower and its consolidated Subsidiaries at such dates for the periods then ended and the investments and reserves for the periods then ended.

(b) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments.

(c) Except as set forth on Schedule 5.3, there has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect since December 31, 2008.

SECTION 5.4 Litigation and Contingent Liabilities. (a) Except as set forth (including estimates of the dollar amounts involved) in Schedule 5.4 hereto and (b) except for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, or which relate to Primary Policies, Reinsurance Agreements or Industry Loss Warranties issued by the Borrower or its Subsidiaries or to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any such Subsidiary (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby, and there is no basis known to the Borrower for any of the foregoing. Other than any liability incident to such claims, litigation or proceedings and as set forth on Schedule 5.4, the Borrower has no material contingent liabilities not provided for or referred to in the financial statements delivered pursuant to Section 5.3.

SECTION 5.5 ERISA.

(a) The Borrower and each Subsidiary is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is being administered in compliance in all material respects with all applicable Requirements of Law, including without limitation the applicable provisions of ERISA and the Code, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) No ERISA Event (A) has occurred and is continuing or (B) to the knowledge of the Borrower, is reasonably expected to occur. Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Pension Plan has any Unfunded Pension Liability; (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States Law maintained or contributed to by the Borrower or any Subsidiary or with respect to which any Subsidiary may have liability under applicable local Law (a “Foreign Plan”), (i) the Borrower and each Subsidiary is in compliance in all material respects with any Requirements of Law applicable to such Foreign Government Scheme or Arrangement or Foreign Plan and (ii) each such Foreign Government Scheme or Arrangement or Foreign Plan is being administered by the applicable Person in compliance in all material respects with all applicable Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event that could reasonably be considered the substantive equivalent of an ERISA Event with respect to any Foreign Government Scheme or Arrangement or Foreign Plan (i) has occurred and is continuing, or (ii) to the knowledge of the Borrower, is reasonably expected to occur.

SECTION 5.6 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940. The Borrower is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda.

SECTION 5.7 Regulations U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any of its Subsidiaries, any Affiliate of any of them or any Person acting on their behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations U or X of the FRB.

SECTION 5.8 Proceeds. The proceeds of the Loans will be used for general corporate purposes. Letters of Credit issued hereunder will be used solely (a) to secure the obligations of the Borrower’s Insurance Subsidiaries or (b) subject to the Non Insurance Sub LC Sublimit, to secure the obligations of a Subsidiary of the Borrower other than an Insurance Subsidiary. None of such proceeds will be used in violation of applicable Law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock as defined in Regulation U of the FRB.

SECTION 5.9 Insurance. The Borrower and its Material Subsidiaries are in substantial compliance with all material conditions contained in their Insurance Policies.

SECTION 5.10 Ownership of Properties. Except as otherwise disclosed in the financial statements referred to in Section 5.3 and those provided pursuant to Section 6.1(a) and (b) on the date of any Credit Extension, the Borrower and its Material Subsidiaries will have good title to or a valid leasehold interest in all of their respective material properties and assets, real and personal, of any nature whatsoever.

SECTION 5.11 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided. Any projections and pro forma financial information contained in such factual written information are based upon good faith estimates and assumptions believed by the Borrower and its Subsidiaries to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

SECTION 5.12 Subsidiaries. As of the Amendment Effective Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.12 and such schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Subsidiaries, (b) all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Person and in the amounts specified on Schedule 5.12 free and clear of all liens (except in the case of equity interests in RIHL issued to any of the Borrower’s Subsidiaries and Affiliates) and (c) the Borrower and its Subsidiaries have no equity investments in any other corporation or entity which represent 10% or more of the total equity interests of such corporation or entity other than those specifically disclosed on Schedule 5.12.

SECTION 5.13 Insurance Licenses. Each Material Insurance Subsidiary has all necessary licenses (including licenses or certificates of authority from applicable Departments), permits or authorizations to transact insurance and reinsurance business, directly or indirectly (collectively, the “Licenses”) in each jurisdiction, where such business requires any such Material Insurance Subsidiary to obtain a License. To the best of the Borrower’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by the applicable Department where such suspension or revocation would have a Material Adverse Effect.

SECTION 5.14 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 5.14 and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 5.14, on the Amendment Effective Date there is no ongoing audit or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any such Subsidiary’s tax liability, for any period for which returns have been filed or were due. As used in this Section 5.14, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any Governmental Authority.

SECTION 5.15 Securities Laws. Neither the Borrower nor any Affiliate, nor anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loans or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would subject the issuance or sale of the Loans or any other liability to registration under the Securities Act of 1933.

SECTION 5.16 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirements of Law of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any Law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 5.17 Bermuda Law. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a) The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of Bermuda in respect of its obligations under the Documents.

(b) The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Borrower under the Laws of Bermuda, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Loan Documents executed by the Borrower are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Loans and all other Obligations are paid in full, and until the Commitment Termination Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 6.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent and the Lenders:

(a) GAAP Financial Statements:

(i) Within 50 days after the close of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, commencing with the Fiscal Quarter ending March 31, 2009, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as of the close of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and, with respect to Material Subsidiaries (other than RIHL), the related unaudited consolidating balance sheets and statements of income for such period and accompanied by the certification of the chief executive officer, chief financial officer, treasurer or controller of the Borrower that all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) the financial position and results of operations of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 95 days after the close of each Fiscal Year, a copy of the annual financial statements of the Borrower and its Subsidiaries, consisting of audited consolidated balance sheet, statements of income, cash flows and changes in shareholders’ equity, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such audited financial statements are complete and correct in all material respects and present fairly in accordance with GAAP the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and for the period then ended and, with respect to Material Subsidiaries (other than RIHL), unaudited consolidating balance sheets and statements of income, setting forth in comparative form the consolidated figures for the previous Fiscal Year, which consolidating financial statements shall be prepared in accordance with GAAP.

(iii) On each date that financial statements are delivered pursuant to Section 6.1(a)(i) or (ii), a schedule in form and substance satisfactory to the Administrative Agent setting forth claims schedule detail with respect to claims of $20,000,000 or more under any single policy and claims aggregating $100,000,000 or more with respect to any single event.

(b) SAP Financial Statements. Within 5 days after the date filed with the Regulator for each of its Fiscal Years, but in any event within 125 days after the end of each Fiscal Year of each Material Insurance Subsidiary a copy of the Annual Statement of such Material Insurance Subsidiary for such Fiscal Year, if any, required by such Department to be filed, each of which statements delivered to be prepared in accordance with SAP and accompanied by the certification of the chief financial officer or chief executive officer of such Material Insurance Subsidiary that such financial statement is complete and correct in all material respects and presents fairly in accordance with SAP the financial position of such Material Insurance Subsidiary for the period then ended.

(c) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic, telefax or electronic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(d) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Material Insurance Subsidiaries relating to the insurance business of the Material Insurance Subsidiaries (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as Borrower has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than ordinary course requalifications, nonmaterial tax and insurance rate and other ministerial regulatory filings) with Governmental Authorities by the Borrower or any Material Insurance Subsidiary not later than five (5) Business Days after such filings are made, including filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or such Material Insurance Subsidiary and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of any Material Insurance Subsidiary by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any Material Insurance Subsidiary of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any Material Insurance Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any Material Insurance Subsidiary to conduct its business.

(iv) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any Material Insurance Subsidiary.

(v) Promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of any Material Insurance Subsidiary.

(vi) Promptly, notice of any material change in the accounting or financial reporting practices of the Borrower or any Material Insurance Subsidiary.

(vii) Promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

(e) Compliance Certificates.

(i) Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 6.1(a)(i) and 6.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than thirty (30) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, containing, among other things, a computation of, and showing compliance with, each of the applicable financial ratios and restrictions contained in Sections 7.1 and 7.2 and to the effect that, to the best of such officer’s knowledge, as of such date no Default or Event of Default has occurred and is continuing.

(ii) If at any time the Borrower Net Worth is less than the Required Borrower Net Worth, within ten days following the end of each such calendar month in which the Borrower Net Worth is less than the Required Borrower Net Worth, the Borrower shall deliver to the Administrative Agent a duly completed Monthly Reporting Certificate, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, containing a computation of the Borrower Net Worth.

(iii) If at any time the Renaissance Re Net Worth is less than the Required Renaissance Re Net Worth, within ten days after the end of each such calendar month in which the Renaissance Re Net Worth is less than the Required Renaissance Re Net Worth, the Borrower shall deliver to the Administrative Agent a duly completed Monthly Reporting Certificate, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower or the president of Renaissance Re, containing a computation of the Renaissance Re Net Worth.

(iv) During any Restricted Period, the Borrower shall deliver to the Administrative Agent a certificate (a “Net Worth Increase Certificate”) within ten days of the date the Borrower closes any equity issuance which certificate shall be signed by the chief executive officer, chief financial officer or treasurer of the Borrower and shall calculate the Borrower Net Worth (after giving effect to such equity issuance) and the Debt to Capital Ratio.

(f) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof copies of (i) each filing and report made by the Borrower or any of its Material Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and (ii) each communication from the Borrower to shareholders generally.

(g) Notice of Litigation and ERISA. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by the Borrower or any Material Subsidiary of any material liability (other than a liability for contributions or premiums), fine or penalty, or (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document.

(h) Other Information. From time to time such other information concerning the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.2; or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the LC Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the LC Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.2 Corporate Existence; Foreign Qualification. Except as otherwise permitted under Section 7.3, do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each Material Subsidiary of the Borrower (except that inactive Subsidiaries of the Borrower may be merged out of existence or dissolved), and (b) be, and ensure that each Material Subsidiary of the Borrower is, duly qualified to do business and (to the extent applicable) be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.

SECTION 6.3 Books, Records and Inspections. (a) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Insurance Subsidiary, SAP, (b) permit, and cause each of its Subsidiaries to permit, access at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, by the Administrative Agent to its books and records, (c) permit, and cause each of its Subsidiaries to permit, the Administrative Agent or its designated representative to inspect at reasonable times and, except during the continuance of an Event of Default, upon reasonable notice, its properties and operations, and (d) permit, and cause each of its Subsidiaries to permit, the Administrative Agent to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 6.4 Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, Insurance Policies to such extent and against such hazards and liabilities as is required by Law or customarily maintained by prudent companies similarly situated.

SECTION 6.5 Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP except where failure to pay would not have a Material Adverse Effect.

SECTION 6.6 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Plan and Foreign Plan in compliance in all material respects with all applicable Requirements of Law except where failure to so comply would not have a Material Adverse Effect.

SECTION 6.7 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, (a) with all Requirements of Law related to its businesses (including the establishment of all insurance reserves required to be established under SAP and applicable Laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon such entity, except in each of clauses (a) and (b) where failure to so comply would not in the aggregate have a Material Adverse Effect.

SECTION 6.8 Maintenance of Permits. Maintain, and cause each of its Subsidiaries to maintain, all permits, licenses and consents as may be required for the conduct of its business by any Governmental Authority except (x) for such permits, licenses and consents related to assets which are sold in accordance with Section 7.3 or (y) where failure to maintain the same would not have a Material Adverse Effect.

SECTION 6.9 Conduct of Business. Engage, and cause each Material Subsidiary (other than RIHL) to engage, primarily in the business of insurance and reinsurance activities and in reasonable extensions thereof (including the management of Insurance Linked Securities Funds) and other businesses that are complimentary or reasonably related to the activities described in the Borrower’s 10K filing for the Fiscal Year ending 12/31/08.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Loans and all other Obligations are paid in full and until the Commitment Termination Date, the Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 7.1 Debt to Capital Ratio. Not permit the Debt to Capital Ratio to exceed .35:1.

SECTION 7.2 Net Worth.

(a) Borrower Net Worth. Not permit Borrower Net Worth to be less than an amount equal to the $1,800,000,000 (the “Required Borrower Net Worth”); provided, however, that, if the Borrower Net Worth at any time is less than the Required Borrower Net Worth, but is greater than or equal to $1,500,000,000 (the “Minimum Borrower Net Worth”), then, so long as the Required Rating is maintained, no Default or Event of Default shall be deemed to have occurred solely as a result of such breach of this Section 7.2(a) until the first day on which (i) the Borrower Net Worth is less than the Minimum Borrower Net Worth, (ii) the Financial Strength Rating is less than the Required Rating, (iii) there is no publicly available Financial Strength Rating or (iv) the date which is three months from the date the Borrower Net Worth was less than the Required Borrower Net Worth if Borrower Net Worth continues to be less than the Required Borrower Net Worth.

(b) Renaissance Re Net Worth. Not permit Renaissance Re Net Worth to be less than an amount equal to the $960,000,000 (the “Required Renaissance Re Net Worth”); provided, that, if the Renaissance Re Net Worth at any time is less than the Required Renaissance Re Net Worth, but is greater than or equal to $800,000,000 (the “Minimum Renaissance Re Net Worth”), then, so long as the Required Rating is maintained, no Default or Event of Default shall be deemed to have occurred solely as a result of such breach of this Section 7.2(b) until the first day at which (i) the Renaissance Re Net Worth is less than the Minimum Renaissance Re Net Worth, (ii) the Financial Strength Rating is less than the Required Rating, (iii) there is no publicly available Financial Strength Rating or (iv) the date which is three months from the date the Renaissance Re Net Worth was less than the Required Renaissance Re Net Worth if Renaissance Re Net Worth continues to be less than the Required Renaissance Re Net Worth.

SECTION 7.3 Mergers, Consolidations and Sales. Not, and not permit any of its Subsidiaries to, (a) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (b)(ii) of this Section 7.3 or the acquisition of shares of a Subsidiary held by minority shareholders), or (b) sell, transfer, convey or lease all or any substantial part of its assets other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of any wholly owned Subsidiary into, with or to any other wholly owned Subsidiary, (ii) purchases or acquisitions which comply with Section 6.9 provided (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the purchase price for any single purchase or acquisition does not exceed 50% of Borrower Net Worth as of the date of such purchase or acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) as of the date of such purchase or acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (z) the aggregate purchase price of all purchases and acquisitions after December 31, 2008 does not exceed 100% of Borrower Net Worth as of the date of such purchase or acquisition minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) and (iii) sales of assets and capital stock and other ownership or profit interests (including partnership, member or trust interest therein) of Subsidiaries that are not Material Subsidiaries, provided no Default or Event of Default has occurred and is continuing.

SECTION 7.4 Regulations U and X. Not, and not permit any of its Subsidiaries to, hold margin stock (as such term is defined in Regulation U of the FRB) having a value in excess of 20% of the value of the assets of the Borrower and its Subsidiaries taken as a whole after taking into account the application of the proceeds of the Credit Extensions.

SECTION 7.5 Other Agreements. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 7.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that there shall be excluded from the foregoing restrictions (a) transactions between the Borrower and the Joint Venture, between the Borrower and any wholly-owned Subsidiary of the Borrower, between any wholly-owned Subsidiaries of the Borrower or between any wholly-owned Subsidiary of the Borrower and the Joint Venture and (b) transactions expressly contemplated by written contracts between (i) the Borrower or any wholly owned Subsidiary of the Borrower, on the one hand, and any non-wholly owned Subsidiary or Affiliate of the Borrower on the other hand or (ii) any non-wholly owned Subsidiary of the Borrower and any Affiliate of the Borrower; provided the aggregate net amount paid by the Borrower and its Subsidiaries thereunder does not exceed $10,000,000 in any Fiscal Year.

SECTION 7.7 Liens. Not, and not permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of the Borrower and its Subsidiaries taken as a whole; (iii) Liens in connection with the acquisition of fixed assets after the date hereof and attaching only to the property being acquired; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits; (v) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP; (vi) Liens on Invested Assets pursuant to trust, letter of credit or other security arrangements in connection with Reinsurance Agreements, Primary Policies, or Industry Loss Warranties or other regulatory requirements (for insurance licensing purposes); (vii) Liens listed on Schedule 7.7 in effect on the date hereof;

(viii) attachments, judgments and other similar Liens for sums not exceeding $75,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (ix) attachments, judgments and other similar Liens for sums of $75,000,000 or more (excluding (A) any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights and (B) all such Liens on assets of Subsidiaries that are not Material Subsidiaries) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (x) Liens pursuant to the Loan Documents; (xi) Liens granted in connection with a letter of credit facility entered into by the Borrower or Renaissance Re in connection with the investment in the Joint Venture provided the value of the collateral in which Liens are granted thereunder does not exceed 107% of the amount secured; (xii) Liens that are deemed to have arisen under GAAP by virtue of the sale of securities to a purchaser who obligates the seller of such securities to repurchase such securities; (xiii) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s liens or similar rights as to deposit accounts or other funds; (xiv) Liens in the Organization Documents of Persons in whom the Borrower or a Non-Insurance Subsidiary has invested in the ordinary course of business or any related subscription agreements with respect to such investment; (xv) Liens granted by the Borrower to secure its obligations under any Borrower Swap; (xvi) Liens granted by any Subsidiary which is a Lloyd’s syndicate or which is the owner of Subsidiary which is a Lloyd’s syndicate to secure standby letters of credit issued to provide funds at Lloyd’s or to support such Subsidiary’s Lloyd’s syndicate commitments; (xvii) Liens granted by Renaissance Trading Ltd. in its assets to secure Swap Contracts in favor of the Borrower or a Non-Insurance Subsidiary or a third party; (xviii) restrictions on the ability of the Person who owns, directly or indirectly, the equity interests of an Insurance Subsidiary to sell such equity interests under any Net Worth Maintenance Agreement; (xvix) Liens not otherwise permitted under this Section 7.7 provided that at any time the Debt secured by such Liens does not exceed $75,000,000; provided, however, that, no Lien shall be permitted to exist on the shares of stock of any Insurance Subsidiary (other than those restrictions permitted under Section 7.7(xviii)).

SECTION 7.8 Restrictions On Negative Pledge Agreements. Not, and not permit any of its Subsidiaries to enter into or assume any agreement which places any restrictions upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired other than as permitted under Section 7.7 (with respect to the property subject to such Lien) and other than SPV Restrictions, except for (a) such restrictions existing under or by reason of (i) applicable Law, (ii) this Agreement or any other Loan Document or (iii) any agreement required by applicable insurance regulations; (b) such restrictions and conditions on the transfer of any asset pending the close of the sale of such asset (provided such sale is permitted hereunder), (c) such restrictions and conditions on the transfer of or granting of a Lien on any asset subject to a Lien permitted by Section 7.7, (d) such restrictions contained in any agreement entered into by an Insurance Subsidiary with any insurance regulatory authority; (e) such restrictions in the Organization Documents of Persons in whom the Borrower or a Non-Insurance Subsidiary has invested in the ordinary course of business or any related subscription agreements with respect to such investment, (f) such restrictions on cash or other deposits or net worth requirements imposed by counterparties under Insurance Policies, Reinsurance Agreements, Retrocession Agreements and Industry Loss Warranties entered into in the ordinary course of business provided that in the case of this clause (f) (1) the encumbrances and restrictions contained in such agreement or net worth requirements taken as a whole are not materially more favorable to the beneficiary thereof than the encumbrances and restrictions contained in this Agreement, or (2) if such encumbrance or restriction is not materially more disadvantageous to the Borrower or such Subsidiary than is customary in comparable transactions and such encumbrance or restriction will not materially affect the ability of the Borrower to pay the Obligations, (g) restrictions contained in a Net Worth Maintenance Agreement that limit the ability of the Borrower or its Subsidiaries to sell any capital stock or equity interests in the Insurance Subsidiary for which such Net Worth Maintenance Agreement is issued and (h) such restrictions imposed by any senior unsecured issuance of Debt with an original principal amount in excess of $50,000,000 provided such restrictions are no more restrictive than those contained in the Indenture dated July 1, 2001 between the Borrower and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Trustee and the Supplemental Indenture dated as of January 31, 2003 relating to the 5.875% Senior Notes due 2013.

SECTION 7.9 No Amendment of Certain Documents. Not enter into or permit to exist any amendment, modification or waiver of the Organization Documents of the Borrower or RIHL as in effect on the Amendment Effective Date which would in any manner be materially adverse to the interests of the Lenders.

SECTION 7.10 Dividends, Etc. Not, and not permit its Subsidiaries to, (a) declare or pay any dividends on any of its capital stock (other than pro rata payments of dividends by a Subsidiary to the Borrower and such Subsidiary’s other shareholders), (b) purchase or redeem any capital stock of the Borrower or any Subsidiary or any warrants, options or other rights in respect of such stock (other than the pro rata purchase or redemption by a Subsidiary of its capital stock, warrants, options or other rights in respect of such stock and redemptions by RIHL or the ROIHL Entities of their respective redeemable preference shares), (c) purchase or redeem or prepay, prior to its scheduled payment date, any Debt (other than the Credit Extensions), or (d) set aside funds for any of the foregoing (collectively “Restricted Payments”); except that (i) the Borrower may declare or pay any Restricted Payment described in clauses (a), (b) or (c) above provided no acceleration or Trigger Default has occurred and is continuing on the date of such declaration or payment, and (iii) any Insurance Subsidiary may pay any Restricted Payment described in clause (a) and clause (b) above on a non pro rata basis provided no Default or Event of Default has occurred and is continuing on the date of such payment.

SECTION 7.11 Investments in DaVinci Entities. Not, and not permit its Subsidiaries to, (i) incur contingent liabilities or otherwise provide credit support (including granting a Lien on any of its assets) for the Debt of DaVinciRe Holdings Ltd. or DaVinci Reinsurance Ltd. at any time or (ii) make any loans to purchase or redeem any capital stock of or otherwise make any investment in DaVinciRe Holdings Ltd. or DaVinci Reinsurance Ltd. during the existence or continuation of any Default or Event of Default.

SECTION 7.12 Investments in the ROIHL Entities. Not, and not permit its Subsidiaries to make any loans to or purchase or redeem any capital stock of or otherwise make any investment in any ROIHL Entity during the existence or continuation of any Default or Event of

Default; provided, however, that the Borrower and the Subsidiaries of the Borrower which own preferred shares of any ROIHL Entity may require redemption of such preferred shares to the extent such ROIHL Entity has funds available to make such redemption.

ARTICLE VIII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Loan. Default in the payment when due of any principal on the Loans or any Unreimbursed Amount.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest on the Credit Extensions, fees or of any other amount payable hereunder or under the Loan Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any other Debt (or any letter of credit facility) of, or guaranteed by, the Borrower or any of its Material Subsidiaries if the aggregate amount of Debt (or, in the case of any letter of credit facility, the issued letters of credit) of the Borrower and/or any of its Material Subsidiaries which is due and payable or which is or may be accelerated, by reason of such default or defaults is $75,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other Debt (or any letter of credit facility) of, or guaranteed by, the Borrower and/or any of its Material Subsidiaries if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Debt (or, in the case of any letter of credit facility, the issued letters of credit) of $75,000,000 or more in the aggregate prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VIII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower or any of its Material Subsidiaries with respect to any material purchase or lease obligation of $75,000,000 or more (unless the existence of any such default is being contested by the Borrower or such Material Subsidiary in good faith and by appropriate proceedings and the Borrower or such Material Subsidiary has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc. (i) The Borrower or any Material Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any such Person any case, proceeding or other action (A) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Non-compliance With Certain Covenants. Failure by the Borrower to comply with its covenants set forth in Section 7.1, 7.2, 7.8, 7.9, 7.10 or 7.11.

(g) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or the other Loan Documents (and not constituting an Event of Default under any of the other provisions of this Article VIII) and continuance of such failure for 30 days from the earlier of (i) the date an Executive Officer has knowledge of such failure and (ii) the date the Administrative Agent has given notice of such failure to the Borrower.

(h) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower or any Subsidiary herein is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower or any Subsidiary to the Administrative Agent or the Lenders is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(i) ERISA. Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan of the Borrower and, as a result thereof, together with all other ERISA Events then existing, the Borrower and its ERISA Affiliates have incurred or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $75,000,000.

(j) Loan Documents. Any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Loan Documents or to contest the validity, binding nature or enforceability of any thereof.

(k) Change in Control. A Change in Control occurs.

(l) Judgments. A final judgment or judgments which exceed an aggregate of $75,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower or any Material Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 45 days after entry or filing of such judgment(s).

(m) Change in Law. Any change is made in the Insurance Code which affects the dividend practices of any Insurance Subsidiary and which is reasonably likely to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Agreement and such circumstances shall continue for 120 days.

SECTION 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of each LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the LC Obligations in an amount equal to 103% thereof; and

(d) exercise on behalf of itself, the Lenders and the LC Issuers all rights and remedies available to it, the Lenders and the LC Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article IV) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the LC Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuers and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Borrowings and other Obligations, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Borrowings, ratably among the Lenders and the LC Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the LC Issuers, to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.2, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and the balance paid to the Borrower.

SECTION 8.4 LC Collateral Account.

(a) If at any time after the Borrower has been required to deposit amounts in the LC Collateral Account, the Administrative Agent determines that the amount on deposit in the LC Collateral Account is less than the amount required under Section 3.6 or 3.12, the Administrative Agent may demand the Borrower to pay, and the Borrower shall, upon such demand and without any further notice, pay to the Administrative Agent for deposit in the LC Collateral Account, funds necessary to cure any shortfall.

(b) The Administrative Agent may, at any time or from time to time, after funds are deposited in the LC Collateral Account apply such funds to the payment of the Obligations then due and payable by the Borrower to the Lenders or the LC Issuers under the Loan Documents.

(c) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account until all of the Obligations have been indefeasibly paid in full, the Commitments have been terminated and all Letters of Credit have been terminated or expired, at which time any funds remaining in the LC Collateral Account shall be returned by the Administrative Agent to the Borrower.

ARTICLE IX.

CONDITIONS

SECTION 9.1 Conditions to Occurrence of the Amendment Effective Date. The occurrence of the Amendment Effective Date shall be subject to receipt by the Administrative Agent of all of the following, each duly executed and dated the Amendment Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent (with such copies as the Administrative Agent shall request):

(a) This Agreement and Certain Related Documents. This Agreement and such other Loan Documents as are required to be delivered by the terms of this Agreement.

(b) Resolutions. Certified copies of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Loan Documents.

(c) Incumbency and Signatures. A certificate of an Executive Officer certifying the names of the individual or individuals authorized to sign this Agreement and the other Loan Documents, together with a sample of the true signature of each such individual. (The Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(d) Opinion of Counsel. The opinion of (i) Willkie Farr & Gallagher, New York counsel to the Borrower, (ii) Stephen Weinstein, general counsel to the Borrower, and (iii) Conyers, Dill & Pearman, Bermuda counsel to the Borrower, in each case addressed to the Administrative Agent, the LC Issuers and the Lenders in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Organization Documents, etc. A Certificate of an Executive Officer certifying true and correct copies of the Organization Documents of the Borrower.

(f) Insurance Proceedings. Certificate of an Executive Officer that there are no material insurance regulatory proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Material Insurance Subsidiary in any jurisdiction.

(g) Material Adverse Change Certificate. An officer’s certificate, signed by an Executive Officer, certifying that to such officer’s best knowledge, since December 31, 2008, there shall not have occurred a material adverse change in the assets, business, financial condition, operations or prospects of the Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented by the Borrower in the Confidential Offering Memorandum dated February 2009.

(h) Fees. The fees referred to in Section 2.6 which are due and payable on or prior to the Amendment Effective Date shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders and all accrued non-use fees, utilization fees and letter of credit fees under the Existing Credit Agreement shall be paid to the Administrative Agent for the account of the Original Lenders.

(i) Ratings. Renaissance Re shall have a Financial Strength Rating of “A+” or higher with a “stable” outlook.

(j) Aggregate Commitments. The Aggregate Commitments of all Lenders on the Amendment Effective Date shall have been at least $300,000,000.

(k) Notes. A Note executed by the Borrower in favor of each Lender requesting a Note.

(l) Other. Such other documents as the Administrative Agent may reasonably request.

SECTION 9.2 Conditions to All Borrowings. The obligation of the Lenders to make all Credit Extensions shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Loan Documents or will result from the making of the Credit Extensions.

(b) Warranties and Representations. (i) All warranties and representations contained in this Agreement (other than Section 5.4 except in the case of the initial Borrowing) shall be true and correct in all material respects as of the date of any Loan, with the same effect as though made on the date of and concurrently with the making of such Loan (except where such representation speaks as of a specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Administrative Agent or the Lenders) prior to the date of any Loan shall have been performed.

(c) Litigation. (i) No litigation (including derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of any Loan, pending, or to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Required Lenders, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Required Lenders, no material adverse development shall have occurred in any litigation (including derivative actions), arbitration, government investigation or proceeding or inquiry disclosed in Schedule 5.4 which is likely to have a Material Adverse Effect.

(d) Fees. The fees referred to in Section 2.6 which are due and payable on or prior to the Amendment Effective Date or the date of any Loan shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

(e) Notice of Borrowing. The Administrative Agent shall have received a Loan Notice in form and substance acceptable to the Administrative Agent.

(f) Restricted Period. If such Credit Extension is being requested during a Restricted Period, RenaissanceRe shall have a Financial Strength Rating of “A-” or higher and if such Financial Strength Rating is “A-”, it shall not have a negative outlook.

ARTICLE X.

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and the LC Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and the Borrower shall not have any rights as a third party beneficiary of any of such provisions.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or a LC Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IX or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a LC Issuer hereunder.

SECTION 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuers and the Administrative Agent under Sections 2.6, 3.8 and 11.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any LC Issuer in any such proceeding.

SECTION 10.10 Syndication Agent; Other Titles. The Lenders identified on the facing page or signature pages of this Agreement as “syndication agent” or “documentation agent” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified as a “syndication agent” or “documentation agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a) waive any conditions set forth in Section 9.1(a) without the written consent of each Lender;

(b) increase or extend the Commitment of any Lender or reinstate any Commitment terminated pursuant to Section 8.2 without the consent of such Lender or extend the expiry date of any Letter of Credit to a date after the LC Expiration Date without the written consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, Unreimbursed Amount, LC Borrowing, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.10 or Section 8.3 in a manner which would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable LC Issuer in addition to the Lenders required above, affect the rights or duties of such LC Issuer under this

Agreement or any Letter of Credit Application or other document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 11.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent or a LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article III if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the LC Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, LC Issuer and Lenders. The Administrative Agent, the LC Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.3 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the LC Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any LC Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.8 (subject to the terms of Section 2.10), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 11.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates

(including the reasonable documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, the Arrangers and their respective Affiliates (including the allocated costs of internal counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, due diligence, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented expenses incurred by a LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable documented expenses incurred by the Administrative Agent, any Arranger, any Lender or any LC Issuer (including the reasonable documented fees, charges and disbursements of any counsel for the Administrative Agent or Affiliate thereof, any Lender, any Arranger or any LC Issuer (including the allocated costs of internal counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (including the allocated costs of internal counsel for such Indemnitee) and settlement costs incurred by such Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 4.1), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an applicable LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such LC Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.9(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the LC Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 11.5 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any LC Issuer or any Lender, or the Administrative Agent, any LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and the LC Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the applicable LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) of which such LC Issuer is the issuer.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5, and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.1(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as LC Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as a LC Issuer. In the event of any such resignation as a LC Issuer, the Borrower shall be entitled to appoint from among the Lenders and the remaining LC Issuers a successor LC Issuer for such LC Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as a LC Issuer. If Bank of America resigns as a LC Issuer, it shall retain all the rights, powers, privileges and duties of a LC Issuer hereunder with respect to all Letters of Credit outstanding and issued by it as of the effective date of its resignation as a LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.2). Upon the appointment of a successor LC Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession and issued by the retiring LC Issuer or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

SECTION 11.7 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.11(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the LC Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 11.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such LC Issuer, irrespective of whether or not such Lender or such LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such LC Issuer or their respective Affiliates may have. Each Lender and each LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 9.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 4.4, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, (iii) a single Lender does not consent to an amendment or waiver which, pursuant to Section 11.1, requires the consent of all Lenders, or (iv) any Lender is an Impacted Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY LC ISSUER MAY OTHERWISE

HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 11.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 11.20 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

RENAISSANCERE HOLDINGS LTD.

By: /s/ Fred R. Donner

Title: Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By: /s/ Debra Basler

Title: Senior Vice President

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

By: /s/ Alan Day

Title: Vice President

By: /s/ Curtis Ballantyne

Title: Senior Vice President

THE BANK OF NEW YORK MELLON, as Co-Documentation Agent and Lender

By: /s/ Michael Pensari

Title: Vice President

BARCLAYS BANK PLC, as Co-Documentation Agent and Lender

By: /s/ Carl Boulton

Title: Head of Insurance

CITIBANK, N.A., as Syndication Agent and Lender

By: /s/ Maureen P. Maroney

Title: Authorized Signatory

UBS LOAN FINANCE LLC

By: /s/ Irja R. Otsa

Title: Associate Director

By: /s/ Mary E. Evans

Title: Associate Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By: /s/ William R. Goley

Title: Director